Exhibit 99.2
SECOND AMENDMENT TO
BELO
2004 EXECUTIVE COMPENSATION PLAN
     Belo Corp., pursuant to authorization of the Compensation Committee of the Board of Directors, adopts the following amendment to the Belo 2004 Executive Compensation Plan (the “Plan”).
     1. Section 11 of the Plan is amended in its entirety to read as follows:
     11. Executive Compensation Plan Bonuses. The Committee may from time to time authorize payment of annual incentive compensation in the form of an Executive Compensation Plan Bonus to a Participant, which will become payable upon achievement of specified Management Objectives. Executive Compensation Plan Bonuses will be payable upon such terms and conditions as the Committee may determine, subject to the following provisions:
     (a) The Committee will specify the Management Objectives that, if achieved, will result in the payment of the Executive Compensation Plan Bonus.
     (b) The amount of the Executive Compensation Plan Bonus will be determined by the Committee based on the level of achievement of the specified Management Objectives. The Executive Compensation Plan Bonus will be paid to the Participant following the close of the calendar year in which the Performance Period relating to the Executive Compensation Plan Bonus ends, but not later than the 15th day of the third month following the end of such calendar year, provided the Participant continues to be employed by Belo or a Subsidiary on the Executive Compensation Plan Bonus payment date (unless such employment condition is waived by the Company).
     (c) Payment of the Executive Compensation Plan Bonus may be made in (i) cash, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the aggregate value of the Executive Compensation Plan Bonus which has become payable or (iii) any combination thereof, as determined by the Committee in its discretion at the time of payment.
     (d) If a Change in Control occurs during a Performance Period, the Executive Compensation Plan Bonus payable to each Participant for the Performance Period will be determined at the target level of achievement of the Management Objectives, without regard to actual performance, or, if greater, at the actual level of achievement at the time of the closing of the Change in Control, in both instances without proration for less than a full Performance Period. The Executive Compensation Bonus will be paid not later than 60 days after the closing of the Change in Control, provided the Participant continues to be employed by Belo or a Subsidiary on such closing date (unless such employment condition is waived by the Company).

     (e) Each grant may be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the Participant’s termination of employment by reason of retirement, death, disability or otherwise.
     2. Subsections (a) and (b) of Section 12 of the Plan (“Awards for Directors”) are amended in their entirety to read as follows:
     (a) On the date of each annual meeting of Belo shareholders, each Director will be granted (i) an Award that has a fair market value (as hereinafter determined) on the Date of Grant equal to 50% of the Director’s annual compensation from Belo and (ii) if the Director so elects, an Award that has a fair market value on the Date of Grant equal to all or any portion of the Director’s remaining annual compensation from Belo. Any such election will be irrevocable when made and, to the extent the Director’s election will result in a deferral of compensation subject to Section 409A of the Code, must be made by the Director in writing no later than the last day of the calendar year immediately preceding the calendar year in which the date of the annual shareholders meeting occurs. The form of the Award will be determined by the Committee in its discretion; provided, however, that unless the Committee determines otherwise, Awards made to Directors will be in the form of Stock Options. For purposes of this Section 12, the date of an annual meeting of shareholders of Belo is the date on which the meeting is convened.
     (b) An Award granted to a Director pursuant to this Section 12 will constitute payment of all or a portion of the Director’s annual compensation for services to be performed by the Director for the 12-month period beginning on the date of the annual meeting of shareholders on which the Award is granted. If, however, a Director is elected to the Board as of a date other than the date of an annual meeting of Belo shareholders, (i) the Director’s annual compensation will be prorated based on the number of days remaining in the year in which the Director is elected to the Board (for this purpose the year will begin on the date of the annual meeting of shareholders immediately preceding the date of the Director’s election to the Board) and (ii) 50% of the Director’s prorated annual compensation will be paid in the form of an Award valued on the date of the Director’s election to the Board, subject to the Director’s election to receive up to 100% of his or her prorated annual compensation in the form of an Award valued on such date. Any such election will be irrevocable when made; and to the extent the Director’s election will result in a deferral of compensation subject to Section 409A of the Code, must be made no later than 30 days after the date of the Director’s election to the Board and will apply only to compensation paid for services to be performed by the Director after the date of his written election. Any portion of a Director’s compensation from Belo that is not paid to the Director in the form of an Award will be paid in cash on the date of the annual meeting of shareholders or the date of the Director’s election to the Board, as applicable.
     3. The foregoing amendments will be effective as of January 1, 2008.

     Executed at Dallas, Texas, this 7th day of December, 2007.

BELO CORP.
By	/s/ Marian Spitzberg
Marian Spitzberg
Senior Vice President/Human Resources